EXHIBIT 1.27

Forming a leading wine and spirits brand house in the Nordics Merger of Altia & Arcus NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” ON PAGE 1

1 Important information This presentation has been prepared by, and the information contained herein (unless otherwise indicated) has been provided by Altia Plc (“ Altia ”) and Arcus ASA (“ Arcus ”) . This presentation is for information purposes only . This presentation does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity . Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein . You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger . No part of this presentation, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever . The information contained in this presentation has not been independently verified . No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein . Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this presentation or its contents or otherwise arising in connection with this presentation . Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved . The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice . The distribution of this presentation may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions . The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law . Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction . This presentation is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction . Altia is a Finnish company and Arcus is a Norwegian company . The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non - U . S . country, which are different from those of the United States . The financial information included or referred to in this presentation has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U . S . companies or applicable in the United States . It may be difficult for U . S . shareholders of Arcus to enforce their rights and any claim they may have arising under U . S . federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non - U . S . jurisdictions . It may be difficult to compel a foreign company and its affiliates to subject themselves to a U . S . court’s judgment . U . S . shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non - U . S . court for violations of U . S . laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims . Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U . S . court . In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U . S . courts, based on the civil liability provisions of the U . S . federal securities laws . The securities referred to in this presentation have not been, and will not be, registered under the United States Securities Act of 1933 , as amended (the “U . S . Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U . S . Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U . S . Securities Act and in compliance with any applicable state and other securities laws of the United States . This presentation does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States . Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U . S . Securities Act provided by Rule 802 thereunder . The new shares in Altia have not been and will not be listed on a U . S . securities exchange or quoted on any inter - dealer quotation system in the United States . Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States . The new shares in Altia have not been approved or disapproved by the U . S . Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this presentation . Any representation to the contrary is a criminal offence in the United States . This presentation includes “forward - looking statements . ” These statements may not be based on historical facts, but are statements about future expectations . When used in this presentation, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Altia, Arcus or the merger identify certain of these forward - looking statements . Other forward - looking statements can be identified in the context in which the statements are made . Forward - looking statements are set forth in a number of places in this presentation, including wherever this presentation includes information on the future results, plans and expectations with regard to the Combined Company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions . These forward - looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance . They are based on certain expectations, which may turn out to be incorrect . Such forward - looking statements are based on assumptions and are subject to various risks and uncertainties . Shareholders should not rely on these forward - looking statements . Numerous factors may cause the actual results of operations or financial condition of the Combined Company to differ materially from those expressed or implied in the forward - looking statements . Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to presentation publicly any revisions to any forward - looking statements to reflect events that occur or circumstances that arise after the date of this presentation . This presentation contains financial information regarding the businesses and assets of Altia and Arcus and their consolidated subsidiaries . Such financial information may not have been audited, reviewed or verified by any independent accounting firm . Certain financial data included in this presentation consists of “alternative performance measures . ” These alternative performance measures, as defined by Altia and Arcus, may not be comparable to similarly titled measures as presented by other companies, nor should they be considered as an alternative to the historical financial results or other indicators of Altia’s and Arcus’s cash flows based on IFRS . Even though the alternative performance measures are used by the management of Altia and Arcus to assess the financial position, financial results and liquidity and these types of measures are commonly used by investors, they have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of Altia’s or Arcus’s financial position or results of operations as reported under IFRS . This presentation includes estimates relating to the cost and revenue synergy benefits expected to arise from the merger as well as the related integration costs (which are forward - looking statements), which have been prepared by Altia and Arcus and are based on a number of assumptions and judgments . Such estimates present the expected future impact of the merger on the Combined Company’s business, financial condition and results of operations . The assumptions relating to the estimated cost and revenue synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost and revenue synergy benefits from the merger, if any, and related integration costs to differ materially from the estimates in this presentation . Further, there can be no certainty that the merger will be completed in the manner and timeframe described in this presentation, or at all . This presentation includes unaudited combined financial information and pro forma financial information . The company has prepared the unaudited pro forma financial information to illustrate the effect to the Merger of Altia and Arcus to Altia’s financial information as if the Merger had been undertaken at an earlier date . The pro forma financial information has been presented for illustrative purposes only and, therefore, the hypothetical financial position and results of operations therein may differ from the combined company’s actual financial position and results of operations . In addition, the unaudited pro forma financial information does not reflect any cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the merger .

2 Transaction overview Post transaction structure Altia shareholders Arcus shareholders ANORA GROUP 53.5% 46.5% Altia shareholders Arcus shareholders Arcus Altia Merger 100% 100% EUR 22m in dividends (before closing) 0.4618 new Altia shares for each Arcus share 46.5% 53.5% 0.4618 new Altia shares issued for each share in Arcus as merger consideration to the shareholders of Arcus in exchange for all assets, liabilities and businesses of Arcus . Additionally, Altia proposes to pay an extra dividend of EUR 0.40 per share in addition to EUR 0.21 per share already authorized by Altia’s Annual General Meeting and payable by the end of 2020, corresponding to EUR 22m in total, to Altia’s shareholders. Transaction structure Exchange ratio Post merger ownership The transaction will be executed as a statutory cross - border absorption merger whereby Arcus will be merged into Altia . Surviving entity EUR 22m in cash Combination overview

3 Illustrative post transaction shareholder structure ▪ The post transaction shareholders of the combined entity are calculated based on a conversion ratio of 0.4618 Altia shares for each Arcus share ▪ The current shareholders of Altia would own 53.5% and the current shareholders of Arcus (excluding shares owned by Arcus) would own 46.5% of the combined company ▪ Altia’s largest shareholder, Vake Oy, holding approximately 36.2% of the shares in Altia has stated their support for the transaction ▪ Voting undertaking, subject to certain conditions, secured from Arcus’ largest shareholder Canica AS, holding approximately 44.2% of the shares in Arcus ▪ Altia’s shareholders Ilmarinen Mutual Pension Insurance Company, Varma Mutual Pension Insurance Company and Canica AS have irrevocably undertaken to vote in favour of the merger at the Altia EGM ▪ Arcus’ shareholders Geveran Trading Co and Hoff SA have irrevocably undertaken to vote in favour of the merger at the Arcus’ EGM ▪ The company continues to be listed on Nasdaq Helsinki, with a temporary dual - listing on Oslo Børs Shareholder Shares % of capital and votes Canica AS 15,137,926 22.4% Finnish State Development Company, Vake Oy 13,097,481 19.4% Geveran Trading Co Ltd 3,117,150 4.6% Hoff SA 1,522,554 2.3% Ilmarinen Mutual Pension Insurance Company 1,113,300 1.6% Sundt AS 1,108,070 1.6% Varma Mutual Pension Insurance Company 1,050,000 1.6% Verdipapirfondet Eika Spar 897,582 1.3% Folketrygdfondet 831,240 1.2% Danske Invest Norske Institusjon . II 819,414 1.2% Top 10 shareholders 38,703,164 57.3% Other shareholders 28,855,698 42.7% Total 67,550,415 100.0% Altia’s shareholders 36,140,485 53.5% Arcus’ shareholders 31,409,930 46.5% Top 10 shareholders in ANORA GROUP 1 1 ) Altia shareholding as of 30 September 2020 and Arcus shareholding as of 28 September 2020; Excludes nominee registered shar eho ldings, except for Canica AS

Summary of the combination ▪ Statutory cross - border absorption merger whereby Arcus ASA is merged into Altia Plc ▪ Headquarter in Helsinki and shares listed on Nasdaq Helsinki ▪ The name of the combined company will be Anora Group ▪ Pekka Tennilä will become the CEO and Sigmund Toth will become the CFO of the combined company ▪ Proposed chairman of the combined company: Michael Holm and as Vice Chairman: Sanna Suvanto - Harsaae Structure and governance

Proposed Board of Directors of Anora Group 5 Current Altia Board Member Current Arcus Board Member Michael Holm Johansen Chairman Sanna Suvanto - Harsaae Vice Chairman Kirsten Ægidius Ingeborg Flønes Sinikka Mustakari new Jyrki Mäki - Kala Nils Selte Torsten Steenholt

Summary of the combination ▪ Statutory cross - border absorption merger whereby Arcus ASA is merged into Altia Plc ▪ Headquarter in Helsink and shares listed on Nasdaq Helsinki ▪ The name of the combined company will be Anora Group ▪ Pekka Tennilä will become the CEO and Sigmund Toth will become the CFO of the combined company ▪ Proposed chairman of the combined company: Michael Holm and as Vice Chairman: Sanna Suvanto - Harsaae Structure and governance Timing ▪ 29 September 2020: Merger plan and combination agreement signed and published ▪ 23 October 2020: Merger Prospectus published ▪ 12 November 2020: EGMs in Altia and Arcus ( Completion of the merger is subject to approval by EGMs in Altia and Arcus as well as obtaining necessary authority approvals, such as merger control approvals ) ▪ Q4 2020: Altia dividend payment of EUR 0.21 per share ▪ H1 2021 ( estimate , depending on the timing of the completion ): Altia extra dividend payment of EUR 0.40 per share ▪ H1 2021 ( estimate ): Expected completion of the merger during H1 2021

Merger of Altia and Arcus

8 The Nordic wine & spirits brand house with an excellent growth platform The wine and spirits brand house in the Nordics Superior pan - Nordic route - to - market Competitive platform/basis to grow in and outside home markets Strong value creation from significant synergies Step - change in scale with efficiencies across the value chain

9 9 (1 Leading presence in wines and spirits across the Nordics and existing presence in the Baltics Pro forma key figures (2019) ▪ Net sales EUR 640 million ▪ Comparable EBITDA EUR 85 million ▪ Personnel about 1,100 Market shares in Norway, Sweden and Finland are based on data from the retail monopolies, Vinmonopolet , Systembolaget and Alko and are based on the total volumes for the combined entity in 2019. Market shares in Denmark are based on August - 20 LTM volumes (including Altia Denmark A/S and Det Danske Spiritus Company (Arcus), provided by Nielsen) Source: Euromonitor, Alko , Vinmonopolet , Systembolaget, Nielsen Nordics Spirits #1 Wine #1

Strong and diversified brand portfolio of iconic local, regional and global brands Wine and spirits Partner brands Aquavit Vodka Other spirits Wine Bitter Glögg Cognac 10

11 Winning approach to sustainability Towards carbon neutral production Supporting a responsible drinking culture Leader in eco - friendly packaging Inclusive working culture and work safety

12 Superior pan - Nordic route - to - market D epth W idth Superior partner offering through sales excellence and presence in complex Nordic markets 64 Million litres sold per year 1 46 Million litres sold per year First class local knowledge and unparalleled presence across the Nordics Leading distribution capabilities Attractive one - stop shop for on - and off - trade customers in wine and spirits across home markets Access to a unique portfolio of own and partner brands Improved product category width and depth Note: 1) Excluding exports

13 Competitive platform to grow in and outside home markets 1 2 3 Illustrative combined comparable EBITDA 42 40 45 2017 2018 2019 39 33 40 2017 2018 2019 EURm 1) 81 73 85 2017 2018 2019 Joined forces and competence will facilitate more powerful launches, both in new and current markets Attractive combined portfolio of iconic Nordic brands with further export potential Strengthened financial position allowing for targeted M&A Increased resources allowing selective pushes in key export markets Opportunity to introduce and invest in attractive brands in selected fast - growing markets Raised attractiveness for distribution partners Note: 1) Yearly average FX used to translate Arcus’ historical values

14 Step - change in scale with efficiencies across the value chain Altia Arcus Manufacturing Altia Arcus Own warehouse Koskenkorva Sundsvall Rajamäki Tabasalu Gjelleråsen Atlungstad Snälleröd Strong combined manufacturing and logistics footprint Efficiency gains across the value chain Brunna Combined supplier base for first - class raw materials Improved warehouse capacity utilisation Scale benefits in transportation Specialisation of manufacturing driving efficiency and potential cost savings Sourcing Logistics and warehousing Manufacturing, bottling and packaging France

15 Strong value creation for shareholders from significant synergies Cost Revenues Potential run - rate EBITDA net synergies EUR ~8 - 10m Sourcing and manufacturing SG&A Logistics and warehousing Expansion in core Nordic markets Acceleration in new markets Other OPEX Synergy sources

42 40 45 11.8% 11.2% 12.4% 2017 2018 2019 39 33 40 14.0% 11.5% 14.4% 2017 2018 2019 16 Comparable EBITDA Margin % Comparable EBITDA ANORA GROUP 34% 44% 17% 0% 5% 17% 6% 31% 17% 5% 17% 3% 5% Product categories Geographical 359 357 360 2017 2018 2019 635 641 640 2017 2018 2019 276 284 281 2017 2018 2019 81 73 85 12.8% 11.3% 13.3% 2017 2018 2019 ANORA GROUP’s illustrative combined net sales and EBITDA Illustrative net sales (EURm) Illustrative comparable EBITDA (EURm) Illustrative combined net sales split 1 Margin % Spirits Wines Other beverages Industrial Logistics Note : The illustrative combined financial information is based on a hypotethical situation , and they should not be regarded as pro forma financial information , as aqcuisition costs , differences in basis of preparation , adjustments related to transaction costs or impacts of a possible refinancing have not been taken into account . The illustrative combined financial information are based on Altia’s and Arcus’ audited financial statements for the financial periods ended 31 December 2019, 2018 and 2017. Annual average exchange rates have been used for historical figures . 1) Arcus sales excluding parent sales and group eliminations Finland Baltics Travel retail & exports Sweden Norway Other Industrial Logistics

17 Strong value creation for shareholders The wine and spirits brand house in the Nordics Strengthened financial position – excellent conditions for future growth Strong value creation from significant synergies